UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting material Pursuant to §240.14a-12

Mack-Cali Realty Corporation

(Name of Registrant as Specified In Its Charter)

BOW STREET LLC

BOW STREET SPECIAL OPPORTUNITIES FUND XV, LP

A. AKIVA KATZ

HOWARD SHAINKER

ALAN R. BATKIN

FREDERIC CUMENAL

MARYANNE GILMARTIN

NORI GERARDO LIETZ

TAMMY K. JONES

MAHBOD NIA

HOWARD S. STERN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

On March 31, 2020, Bow Street LLC issued the following press release:

BOW STREET COMMENTS ON MACK-CALI’S UNPRECEDENTED ACTION TO REFUSE

RE-NOMINATING FOUR HIGHLY-QUALIFIED, INDEPENDENT DIRECTORS

OVERWHELMINGLY ELECTED AT 2019 ANNUAL MEETING

NEW YORK – March 31, 2020 – Bow Street LLC (“Bow Street”), a New York-based investment firm that beneficially owns approximately 4.5% of the outstanding shares of common stock of Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”) (NYSE: CLI), today issued the following statement in response to the Mack-Cali Board of Directors’ (the “Board”) refusal to re-nominate independent directors Alan Batkin, Frederic Cumenal, MaryAnne Gilmartin and Nori Gerardo Lietz, all of whom were overwhelmingly elected at the Company’s 2019 Annual Meeting.

Akiva Katz and Howard Shainker, Managing Partners of Bow Street, said, “The Board’s unprecedented action not to re-nominate directors who received near-unanimous support from shareholders less than a year ago demonstrates this Board’s blatant disregard for even the most basic principles of corporate governance. Shareholders should be deeply concerned by this Board’s obvious fear of four highly-qualified, independent shareholder advocates.

“In a deliberate and desperate attempt to mislead shareholders, the Board falsely insists that we are seeking a fire sale of the Company. Nothing could be further from the truth. Our capital is long-dated, and our sole objective is to maximize value at Mack-Cali. Like all shareholders, we expect accountability, performance, and directors who are true fiduciaries. Shareholders should be disgusted. The Board’s shameless attempt to stifle their voices is further evidence of the change required at the Company.”

About Bow Street LLC

Founded in 2011, Bow Street is a New York-based investment manager that partners with institutional investors and family offices globally to invest opportunistically across public and private securities.

Certain Information Concerning the Participants

Bow Street Special Opportunities Fund XV, LP (“Bow Street Fund”) and the other Participants (as defined below) intend to file a proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2020 annual stockholders meeting (the “2020 Annual Meeting”) of Mack-Cali Realty Corporation, a Maryland corporation (“Mack-Cali” or the “Company”). Promptly after filing its definitive proxy statement with the SEC, the Company will mail such definitive proxy statement and a GOLD proxy card to each shareholder of the Company entitled to vote at the 2020 Annual Meeting.

The participants in the proxy solicitation are Bow Street Fund, Bow Street LLC (together with Bow Street Fund, “Bow Street”), A. Akiva Katz, Howard Shainker, Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin, Nori Gerardo Lietz, Tammy K. Jones, Mahbod Nia, and Howard S. Stern (collectively, the “Participants”).

BOW STREET STRONGLY ADVISES ALL SHAREHOLDERS OF MACK-CALI TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

REQUESTS FOR COPIES SHOULD BE DIRECTED TO BOW STREET SPECIAL OPPORTUNITIES FUND XV, LP, C/O INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022 (CALL TOLL-FREE (888) 750-5834).

As of the date hereof, (i) Bow Street Fund directly owns 4,068,931 shares of common stock, par value $0.01 per share, of Mack-Cali (the “Common Stock”), including 1,000 shares held of record and 4,067,931 shares held in “street name.” Bow Street LLC, as the investment adviser to the Bow Street Fund, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) 4,068,931 shares of Common Stock (the “Bow Street Shares”) and, therefore, Bow Street LLC may be deemed to be the beneficial owner of all of the Bow Street Shares. By virtue of Messrs. Katz and Shainker’s positions as the managing partners of Bow Street LLC, Messrs. Katz and Shainker may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Bow Street Shares and, therefore, Messrs. Katz and Shainker may be deemed to be the beneficial owner of all of the Bow Street Shares. The Bow Street Shares collectively represent approximately 4.5% of the outstanding shares of Common Stock based on 90,595,470 shares of Common Stock outstanding as of February 24, 2020 as reported in Mack-Cali’s Annual Report on Form 10-K filed with the SEC on February 26, 2020. As of the date hereof, Mr. Batkin may be deemed to beneficially own an interest in 7,752.77 shares of Common Stock. As of the date hereof, Mr. Cumenal may be deemed to beneficially own an interest in 5,752.77 shares of Common Stock. As of the date hereof, Ms. Gerardo Lietz may be deemed to beneficially own an interest in 5,752.77 shares of Common Stock. As of the date hereof, Ms. Gilmartin may be deemed to beneficially own an interest in 4,269 shares of Common Stock. As of the date hereof, none of Ms. Jones and Messrs. Nia and Stern own beneficially or of record any shares of Common Stock.

Contacts

Media Contacts

Gasthalter & Co.

Jonathan Gasthalter/Amanda Klein

(212) 257 4170

Investor Contacts

Innisfree M&A Incorporated

Scott Winter/Gabrielle Wolf

(212) 750 5833